 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2013

SMOKIN CONCEPTS DEVELOPMENT CORPORATION
 (Name of registrant as specified in its charter)

Colorado	000-53853	80-0182193
State of Incorporation	Commission File Number	IRS Employer Identification No.

2 N. Cascade Ave, Suite 1400
Colorado Springs, CO 80903
 (Address of principal executive offices)

719-265-5821
Telephone number, including
Area code

_______________________________
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2013, Smokin Concepts Development Corporation (the “Company”) entered into an Acquisition Agreement with Bourbon Brothers Holding Company, LLC (“BBHC”), a Colorado limited liability company, whereby the Company would acquire BBHC (the “Transaction”).  Material terms of the Acquisition Agreement include the issuance of up to 38,218,212 shares of common stock to BBHC Members in the Transaction, as well as the following:

•	The Company must take all action necessary to change its name to “Bourbon Brothers Holding Corporation.”
•	Prior to the closing of the Transaction BBHC, and its subsidiary Bourbon Brothers Restaurant Group, LLC (“BBRG”), must transfer 49% of its ownership in BBRG to Bourbon Brothers Investors, LLC.
•
Prior to closing, BBHC must demonstrate to the Company Board that it has sufficient cash on hand in an amount satisfactory to accomplish at least the initial phases of BBHC’s business plan or, alternatively, must demonstrate that BBHC has already accomplished sufficient initial phases of BBHC’s business plan to support BBHC’s overall business objectives.

•
The Company must have entered into an amendment to its franchise agreement with the franchisor to the satisfaction of BBHC’s Managers, in their sole discretion (an amendment to the franchise agreement was entered into on September 22, 2013).

•	The Company and BBHC must have entered into a short term working capital loan such that the Company can continue to pursue its business plan with no working capital shortfall.
•	Either the Company or BBHC can terminate the Acquisition Agreement at any time prior to closing the transaction.
•
The Acquisition Agreement includes representations and warranties made by each party to the other party.  Two principals of BBHC, being JW Roth and Robert Mudd, are parties to the Acquisition Agreement and are jointly and severally making the representations and warranties with BBHC.

Closing of the Transaction is also subject to the Company obtaining approval of the Transaction from a majority of the votes cast by disinterested shareholders of the Company at the Company’s next shareholder meeting.  The Company’s Board of Directors has defined “disinterested shareholders” to be those Company shareholders who have a less than 10% ownership interest in BBHC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of September 2013.

Smokin Concepts Development Corporation

By:	/s/ Robert B. Mudd
Robert B. Mudd
Interim CEO and Interim CFO